EXHIBIT
                                   Item 23 (l)

                         Letter of Initial Stockholders



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September 13, 1999

Board of Trustees
Lindbergh Funds
c/o Lindbergh Capital Management, Inc.
5520 Telegraph Road, Suite 204
Saint Louis, Missouri 63129

RE:      Representations of Initial Shareholder

Dear Sirs:

I am providing the initial seed capital for Lindbergh Signature Fund - $100,000 in exchange for 1,000 shares at $100 per share.

I understand that the Funds' registration statement on Form N-1A is not yet effective and that the shares purchased are restricted as to resale under the Securities Act of 1933.

In light of the foregoing, I represent to you that the purchase was made for investment purposes and not with the intention of redeeming or reselling; that I have the investment acumen to understand the merits and risks of the investment; and, that I have the financial resources to bear the risk of loss.

If you have questions, contact me at anytime.

Sincerely,

/S/STEVEN N. WIGGINS

Steven N. Wiggins